Exhibit 99.2

Thanks Rich

Good Morning Shareholders and Welcome to this quarterly recap and current developments update on CHDT Corp.  We have gathered all the investor questions we have received since the last call and hope to answer all your questions in the call commentary. If you have questions following this call, please feel free to email them to us for answering on the next call.

For our second quarter ended June 30 our gross revenues increased 55% to $389,436. Revenues for the first six months of the fiscal year increased to $600,478 as compared to $419,821 for the first six months of 2006. We experienced a net loss of $260,596 for Q2 of FY2007 as compared to a net gain of $9,349 for Q2 of FY2006.

We were pleased with our quarter by quarter revenue comparisons. Expenses have increased  as anticipated over the near term as we build the necessary sales and marketing infrastructure for our new, upcoming STP-branded product lines. These overhead expenses account for most of the net loss for the second quarter. These expenses are an investment that will enable  us to produce acceptable results in the future as we start to bring the STP-branded tool and automotive accessory offerings to market over  the next six month period .

I am also pleased to report that the company  retired  two promissory notes [held by myself] when I loaned $300,000 to CHDT in 2006 in exchange for "restricted" shares of CHDT Common Stock. This action has allowed us to eliminate some insider debt from the CHDT financials and preserve available cash that would have been used to service these two promissory notes for working capital, including the September 2007 launch of the STP-branded consumer products.

What I am most excited to talk about is this morning’s news reported by Capstone’s management. Two extremely well known, top tier retailers have signed on to feature Capstone’s lighting products for their respective  2007/8 planogram sets. |Capstone has received orders from the two major retailers confirming placement of Capstone’s expanded book light program in 2600 retail stores nationwide. The orders cover 19 items which are scheduled to be delivered in the third and fourth quarters of 2007.  Capstone  has  introduced 11 new designs and a private labeling capability to these top-tier retailers and they were sufficiently impressed with our new and expanded 2007/2008 line of book lights, task lights, and novelty lights to make the significant decision of implementing ‘Year round’ planograms featuring our assortments. One retailer will require private label packaging mentioned in previous press releases and the other will use Capstone’s packaging.  These two retailers have see the book light dept. grow over the past few years and for the first time have determined the category requires permanent space in their book departments. The implementation of year-round placement is the company’s goal for all of its items as products will then have greater exposure leading to higher revenues. We are pleased that our on-going sales efforts have helped to propel us into a category leader position and look forward to continued growth in this sphere.

In regards to our STP progress, I’m pleased to report we are ahead of schedule as we have been developing through Product design, mold development, and packaging design the first of many product groups over the past six months and will introduce this exciting first phase of our line at the AAPEX show in Las Vegas at the end of October. We will also launch our website www.stptools.com in October before the AApex show. We have hired eight independent manufacturers rep organizations giving us over 80 sales reps in the field which will not only sell STP products but are currently starting to present our new Simply Comfort  and Pathway book light, task, and novelty light programs giving us substantially more sales coverage than ever before. We will announce these relationships over the coming weeks.

We are also excited with the potential of other new consumer product offerings being evaluated on a continuous basis. We have gone through exciting changes over the past year and we believe that our future is bright.

Thank you for your time and interest in CHDT Corp. and I look forward to reporting to you on a regular basis as our team works to deliver new products to market.

I am also personally very pleased with the team driving the growth that Capstone has exhibited. They have taken a solid niche product line and  expanded it with innovative products with great appeal, and have been successful in marketing them so they will soon be seen on shelves nationwide on a year round basis. We look for them to do the same with all our new lines.

We are also excited with the potential of new consumer product offerings that will be introduced over the next six months. We have an active CEO and COO who are constantly looking at new product lines as well as similar companies to acquire. We have gone through exciting changes over the past year and our future is bright. The management teams that have been put in place subsequent to the Capstone aquisition are demonstrating their abilities to execute in all areas of business.(sales & marketing, operations and logistics and product development). I am convinced the investments we have made in talent are sound and will yield great future results for our shareholders.

Thank you for your time and interest in CHDT and I look forward to reporting to you on a regular basis as our team works to deliver new products to market.

I now like to end the call.

Rich?